Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-156423

EXPLANATORY NOTE

As discussed below, this document is being filed by Morgan Stanley solely for the purpose of paying additional registration fees in connection with certain prior issuances of debt securities pursuant to Registration Statement No. 333-156423.

CALCULATION OF REGISTRATION FEE*

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Fixed Rate Senior Notes Due 2014	$499,050,000	$27,846.99*

Fixed Rate Senior Notes Due 2019	$999,870,000	$55,792.75*

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* The pricing supplement to which this Calculation of Registration Fee table relates was originally filed with the Securities and Exchange Commission on May 29, 2009 and on that date a registration fee of $27,749.34 was paid with respect to Morgan Stanley’s Global Medium-Term Notes, Series F, Fixed Rate Senior Notes Due 2014 (the "Fixed Rate Senior Notes Due 2014") and a registration fee of $55,541.65 was paid with respect to Morgan Stanley’s Global Medium-Term Notes, Series F, Fixed Rate Senior Notes Due 2019 (the "Fixed Rate Senior Notes Due 2019"). This Calculation of Registration Fee table is being filed today solely for the purpose of paying $97.65 of registration fee owed with respect to the Fixed Rate Senior Notes Due 2014 and $251.10 of registration fee owed with respect to the Fixed Rate Senior Notes Due 2019.